AMENDMENT NO. 1 TO
                 AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST


         THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST is made as of the 14th day of June, 2004.

         WHEREAS, on March 26, 2004, the Board of Trustees of American Century International Bond Funds (the "Trust") amended and restated the Trust's Agreement and Declaration of Trust (the "Declaration of Trust");

         WHEREAS, the Trustees have determined that it is in the best interests of the Trust to create a new class of the International Bond Fund Series, to be designated as the "Institutional Class"; and

         WHEREAS, pursuant to Article VIII, Section 8 of the Declaration of Trust, the Trustees wish to amend the Declaration of Trust to reflect the addition of the Institutional Class to the International Bond Fund Series.

         NOW, THEREFORE, BE IT RESOLVED, that the Declaration of Trust is hereby amended, as of June 14, 2004, by deleting the text of Schedule A thereof in its entirety and inserting in lieu thereof the attached Schedule A.

         IN WITNESS WHEREOF, a majority the Trustees do hereto set their hands.





Albert A. Eisenstat                                          Ronald J. Gilson




Kathryn A. Hall                                              William M. Lyons




John B. Shoven                                               Jeanne D. Wohlers








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                                   Schedule A
                    American Century International Bond Funds

Pursuant to Article III, Section 6, the Trustees hereby establish and designate the following Series as Series of the Trust (and the Classes thereof) with the relative rights and preferences as described in Section 6:

         Series                     Class                Date of Establishment

         International Bond Fund    Investor Class             08/28/1991
                                    Advisor Class              08/01/1997
                                    Institutional Class        06/24/2004



This Schedule A shall supersede any previously adopted Schedule A to the Declaration of Trust.